Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is made and entered into by and between Summer Infant, Inc. and its subsidiaries, including, without limitation, Summer Infant (USA), Inc. (collectively, the “Company”) and Jeffrey L. Hale (“Hale”).

RECITALS

A.                                   Hale has been employed by the Company as Chief Operating officer since July 13, 2009.

B.                                     Hale’s employment at the Company has been terminated as a result of his voluntary resignation, effective October 13, 2011, at which time Hale will be relieved of all responsibilities as a Company employee.

C.                                     The parties wish to settle and compromise fully and finally any and all claims Hale has or purports to have against the Company and others, including, but not limited to, those arising out of Hale’s employment and the termination of his employment, on the terms and conditions set forth in this Agreement.

COVENANTS

In consideration of the mutual promises in this Agreement, the parties agree as follows:

1.             Termination.  Hale and the Company agree that Hale’s employment is terminated as of October 13, 2011 (the “Termination Date”) and he shall be deemed to have resigned from all offices held in the Company or any of its subsidiaries on such date.  Hale will be paid all earned wages, accrued but unpaid benefits relating to vacations, other perquisites, and reimbursements through the Termination Date within fourteen (14) days from the date hereof.   In addition, Hale will receive:

(a)           For a period of six (6) months following the Termination Date, the Company shall pay to Hale his base salary annualized at the rate of $275,000 in equal installments on such dates as his base salary would otherwise be paid by the Company in accordance with its regular payroll procedures, less applicable deductions and withholdings.

(b)           For a period of six (6) months following the Termination Date, the Company agrees to continue any applicable medical and dental insurance in which Hale and his dependants, if any, are enrolled on the Termination Date at the same coverage levels and cost to Hale in effect on the Termination Date.  Hale will continue to be responsible for the same premiums he currently pays which will be deducted from the salary continuation payments described in Section 1(a).  If the Company’s insurance company informs the Company that Hale cannot continue under the applicable plans after the Termination Date, the Company will cooperate with Hale to provide coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (COBRA).  Notwithstanding the foregoing, during the six (6) months the Company is obligated to continue the medical and dental benefits under the terms of this Section 1(c), such benefits shall be discontinued immediately if any required premium is not paid in full on time, Hale becomes covered under another group health plan, Hale becomes entitled to Medicare benefits (under Part A, Part B, or both), or the Company ceases to provide any group health plan for its employees.  Continuation may also be terminated if for any reason the plan providing such coverage would terminate coverage of a participant or an eligible dependent.

(c)           The Company shall pay for six (6) months following the Termination Date the premiums for Hale for life insurance and disability coverage as provided to him as of the Termination Date under either the current policies, if possible, or comparable standard policies implemented for Company employees.  The parties acknowledge and agree that Hale’s participated in the Company’s 401(k) plan, and his rights to benefits under that plan following the Termination Date will be governed by the terms of that plan.

(d)           The following incentive awards will continue to vest through their respective scheduled vesting date as follows:  restricted stock grant awarded March 1, 2011, of which 3,402 shares vested on issue date and 3,402 shares are scheduled to vest on March 1, 2012 (the “Stock Award”).  Promptly after March 1, 2012, the Company will deliver or cause to be delivered the 3,402 vested shares under the Stock Award.   All other incentive awards vested as of the Termination Date held by Hale may be exercised according to their original expiration terms, and thereafter shall be deemed null and void.  All other unvested incentive awards and options as of the Termination Date held by Hale will be deemed terminated and of no further effect.

(e)           The Company will provide Hale with twelve (12) months of executive-level outplacement services from one or more firms chosen by the Company.

(f)  If Hale has not commenced new employment  prior to the expiration of the six (6) month period referenced in Sections  1 (a) , (b) and (c) above, then Hale shall notify Mark Strozik, Vice President, Human Resources for  the Company in writing, at the address set forth in Section 10, that he has not commenced new employment.  Upon receipt of such written notice, the Company agrees to continue to provide to Hale for a period of three (3) additional months (“Enhanced Severance Period”) his: (i) base salary in accordance with Section 1 (a), (ii) pay the Company’s share of his medical and dental benefits in accordance with Section 1 (b) and pay the premiums on Hale’s life insurance and disability coverage in accordance with Section 1 (c) above.

(g) In consideration of Section 1 (f) above,  Hale covenants and agrees that he will immediately  notify the Company, in writing, if and when he has begun new employment at any time  during the Enhanced Severance Period. If Hale begins new employment during the Enhanced Severance Period then:

(i)            Hale’s severance pay set forth in Section 1 (f) (i) will end and he will be obligated to repay the Company any severance paid by the Company for periods after Hale began the new employment but before Hale notified the Company of such new employment; and

(ii)           Hale’s continuance in any life, disability, medical and dental insurance plans shall end when the new employment begins and further, Hale shall be obligated to repay to the Company  any premiums paid by the Company for life and disability coverage and the Company’s share of the cost for the medical and dental coverage paid after Hale begins  any new employment but before Hale has notified the Company of his new employment.

2.             Severance Consideration.  In consideration for the execution, delivery, and non-revocation of this Agreement by Hale, the Company will accept Hale’s voluntary resignation, will provide the consideration set forth in Section 1 of this Agreement, and shall agree to enter into the Release as set forth in Section 4 of this Agreement (the “Severance Consideration”).

3.             No Entitlement. Hale understands and agrees that he is receiving this Severance Consideration in exchange for this Release, and Hale is not otherwise entitled to this Severance Consideration.

4.             Release.  The Release set forth in this section is effective as of the Effective Date of this Agreement.

(a)           Hale for himself and, as applicable, his agents, attorneys, successors, and assigns, hereby knowingly and voluntarily irrevocably and unconditionally releases the Company, its predecessors, parent, subsidiaries, affiliated entities, and the past and present officers, directors, employees, fiduciaries, shareholders, agents, successors, representatives and assigns of each and all of them, and all persons acting by, through, under or in concert with them (each a “Releasee” and collectively referred to as “Releasees”), from any and all claims, charges, complaints, liabilities, and obligations of any nature whatsoever, which Hale may have against the Company or any of the Releasees, whether now known or unknown, and whether asserted or unasserted, arising from any event or omission occurring prior to the Termination Date of this Agreement.

(b)           Without limiting the foregoing, this release includes any and all claims arising out of or which could arise out of the employment relationship between Hale and the Company, all claims arising out of Hale’s separation from employment, all claims arising from any failure to reemploy Hale, all claims and damages relating to race, sex, national origin, handicap (disability), religion, gender identity or expression, sexual orientation and benefits, genetic information, marital status  and all employment discrimination claims, including but not limited to: (i) any and all claims under Title VII of the Civil Rights Act of 1964,  the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, the Equal Pay Act, the Family and Medical Leave Act, the Worker Adjustment and retraining Notification Act (“WARN”), the Fair Labor Standards Act, the Employee Retirement Income Security Act (ERISA), COBRA, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, the Genetic Information Nondiscrimination Act, the Rhode Island Parental and Family Medical Leave Act, the Rhode Island Fair Employment Practices Act, the Rhode Island Civil Rights Act of 1990, the Rhode Island Sexual Harassment, Education and Training Act, the Rhode Island Wage Discrimination Based on Sex Law, the Rhode Island Whistleblowers Protection Act, the National Labor Relations Act, as amended, state and local civil rights laws, Rhode Island wage payment laws, and any and all similar laws in other states; (ii) all wrongful discharge claims, common law tort, defamation, breach of contract and other common law claims; (iii) any and all Executive Orders (governing fair employment practices) which may be applicable to the Company; and (iv) any other provision or theory of law or equity.  Hale understands and acknowledges that Title VII of the Civil Rights Act of 1964, ERISA, and state and local civil right laws, provide Hale the right to bring actions against the Company if, among other things, Hale believes he has been discriminated against on the basis of race, ancestry, color, religion, sex, national origin, medical condition, sexual orientation, disability, or benefit eligibility.  With full understanding of the right afforded under these Acts, Hale agrees that he will not file any action against the Company or any Releasee based upon any alleged violation of these Acts or under any other theory of law or statute, including but not limited to, back pay, front pay, attorney’s fees, damages, interest, waiting time, penalties, reinstatement, or injunctive relief that could be assessed by any federal, state or local court, any administrative agency, or any other forum with competent jurisdiction.  This release may be pled as a complete bar and defense to any claim brought with respect to the matters released in this Agreement.

(c)           Hale acknowledges and agrees that the consideration he is receiving under this Agreement is sufficient consideration to support the release of all entities and persons identified in Section 4 of this Agreement, and that said consideration is in addition to anything of value to which Hale is entitled.

(d)           Hale agrees and represents that he has not filed, or caused to be filed, any claim or charge with any adjudicative body, regulatory body, or agency arising out of his employment or termination of employment. Hale further affirms that he has no known workplace injuries or occupational diseases.

(e)           Hale specifically understands and acknowledges that the Age Discrimination in Employment Act of 1967, as amended, provides him the right to bring a claim against the Company if he believes that he has been discriminated against on the basis of age. Hale understands the rights afforded under this Act and agrees that he will not file any such claim or action against the Company or any Releasee, including, but not limited to, back pay, front pay, attorney’s fees, damages, reinstatement, or injunctive relief.

(f)            To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will Hale pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Hale may now have, has ever had, or in the future may have against any Releasee, which is based in whole or in part on any matter covered by this Agreement.

5.             Communications; Return of Property.  From and after the Termination Date, Hale shall not (a) represent himself as an employee, officer, director or representative of the Company or any of its subsidiaries or attempt to conduct business in the name or on behalf of the Company or any of its subsidiaries; (b) send e-mails directed to anyone on the Company’s e-mail system; or (c) visit the Company’s premises without consent of the Company.  Upon the Termination Date, Hale agrees to promptly return all items of Company property he has or over which he has control, including but not limited to all keys, records, designs, lab top computer, patents, business plans, financial statements, manuals, memoranda, lists, and other property delivered to or compiled by Hale by or on behalf of the Company (or its subsidiaries) or its representatives, vendors, or customers that pertain to the business of the Company (or its subsidiaries), all equipment belonging to the Company, all code and computer programs and information of whatever nature, tools, manuals, and any and all other materials, documents or information, including but not limited to confidential information in his possession or control, and that he will retain no copies thereof.  Likewise, all correspondence, reports, records, charts, advertising materials, and other similar data pertaining to the business, activities or future plans of the Company (or its subsidiaries) that has been collected by Hale shall be delivered promptly to the Company upon the Termination Date.

6.             Trade Secrets/Confidentiality.  Hale acknowledges that during the course of his employment, he had access to various trade secrets, whether in existence or proposed, and confidential information of the Company.  Such information includes, but is not limited to, business plans, schematics, blue prints, product information, software, hardware, financial information, manuals, training programs, profit margins, marketing plans, customer information, and the specific terms of the Company’s relationships or agreements with its respective significant vendors or customers. Hale agrees that he shall not disclose such information or use it in any way, at any time in the future, except to the extent such information becomes publicly available through lawful and proper means, or to the extent that Hale is required to disclose such information pursuant to subpoena.  If such information is requested pursuant to a subpoena, Hale must give immediate and timely notice to the Company, so that the Company has a reasonable opportunity to seek judicial relief to preclude disclosure, if necessary.  Without limitation, the prohibition in this section includes Hale’s use of such information to directly or indirectly solicit any manufacturer, manufacturer’s representative, distributor, or customer of the Company or any of its subsidiaries, and Hale’s use of such information to directly or indirectly interfere with the advantageous business relationship(s) between the Company and any of its customers, vendors or suppliers.

7.             Restrictive Covenants.

(a)           Notwithstanding the restrictions set forth in Section 6 of this Agreement, for a period of six (6) months from the Termination Date:

i.              Hale will not, and will not permit any person subject to his direction or control to, directly or indirectly, whether alone or in association with others, as principal, officer, agent, consultant, employee, director or owner of any corporation, partnership, association or other entity, or through the investment of capital, lending of money or property, rendering of services or otherwise, engage in, influence, control, have an interest in or otherwise become actively involved with any business that competes with the Company.  Hale acknowledges that the business of the Company is national and international in scope, as its current and anticipated customers and suppliers are located throughout the United States and abroad, and that it is therefore reasonable that the restrictions set forth in this Section 7(a)(i) not be limited to any specified geographic area.

ii.             Hale will not directly or indirectly attempt to encourage, induce or otherwise solicit, directly or indirectly, any employee of the Company, or any of its affiliates or subsidiaries, to breach his or her employment agreement or to leave their employment;

iii.            Hale will not directly or indirectly attempt to encourage, induce or otherwise solicit, directly or indirectly, any business from, or attempt to sell, license, or provide the same or similar products or services as provided by the Company or any subsidiary of the Company to any customer of the Company; and

iv.            Hale will not call upon any prospective acquisition candidate, on Hale’s own behalf or on behalf of any person, which candidate was, to Hale’s knowledge after due inquiry, either called upon by the Company, or any of its affiliates or subsidiaries, or for which the Company made an acquisition analysis, for the purpose of acquiring such candidate.

(b)           The parties acknowledge that covenants and restrictions set forth in Sections 6 and 7 are necessary to protect the legitimate business interests of the Company.  The parties agree that, if the scope of enforceability of any or all the restrictive covenants set forth in this Agreement is in any way disputed at any time, a court may modify and enforce the covenants to the extent it believes to be reasonable under the circumstances existing at that time.

(c)           Hale agrees that the breach by him of Sections 6 and 7 could not reasonably or adequately be compensated in damages in an action at law, and that the Company shall be entitled to injunctive relief which may include, but shall not be limited to, restraining Hale from engaging in any activity that would breach this Agreement.  However, no remedy conferred by any of the specific provisions of Sections 6 and 7 (including this paragraph) is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder, or now or hereafter existing in law or in equity, or by statute or otherwise.  The election of any one or more remedies by the Company shall not constitute a waiver of the right to pursue other available remedies.

8.             Sufficient Time to Review.  A copy of this Agreement was delivered to Hale on October 13, 2011.  Hale acknowledges that he has been afforded a reasonable opportunity to consider this Agreement and is encouraged to consult with an attorney of his own choosing in deciding whether to execute this Agreement.  Hale acknowledges that he has been given a period of at least 21 days within which to consider this Agreement, and that he has read and fully understands the Agreement and enters into it freely, voluntarily, and without coercion, and in the event that he executes this Agreement in less than 21 days, his election to do so has been knowing and voluntary.

9.             Cooperation.         Hale agrees to fully cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. Hale’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company counsel to prepare for trial or discovery or an administrative hearing or alternative dispute resolution and to act as a witness when requested by the Company at reasonable times designated by the Company. Hale also agrees to cooperate with the Company in the transitioning of his work and will be available to the Company for this purpose or any other purpose reasonably requested by the Company.

10.           Revocation Period.  Hale understands that he has a period of seven (7) days from the date he signs this Agreement to revoke this Agreement, and that, should he decide to revoke it within said seven-day period, he shall not be entitled to the consideration recited herein.  Hale further understands that this Agreement shall not become effective or enforceable until the expiration of the seven-day period, and, therefore, that he shall not receive the consideration set forth herein until the revocation period has expired without Hale exercising his right of revocation. Hale agrees that he must provide written notice of revocation of this Agreement to Mark Strozik, Vice President, Human Resources, Summer Infant (USA), Inc., 1275 Park East Drive, Woonsocket, RI 02895, should he wish to exercise his rights to revoke this Agreement within the revocation period.  If this Agreement is not timely revoked, this Agreement will become effective as of the expiration of the revocation period (“Effective Date”).

11.           Termination of Change of Control Agreement.  The parties hereby agree that the Change of Control Agreement by and between the Hale and Summer Infant (USA), Inc. dated as of December, 2009, is terminated effective as of the Termination Date.

12.           Acknowledgement.  Hale acknowledges, represents and warrants that he enters into this Agreement knowingly, voluntarily, free of duress or coercion, and with a full understanding of all terms and conditions contained herein.

13.           Headings.  The headings are for convenience of the parties, and are not to be construed as terms and conditions of this Agreement.

14.           Severability. Should any provision in this Agreement be declared or determined to be illegal or invalid (with the exception of Section 4, in whole or in part, subsections included), the validity of the remaining parts, terms, or provisions shall not be affected and the illegal or invalid part, term, or provisions shall be deemed not to be part of this Agreement.

15.           Integration.  This Agreement constitutes the entire agreement between the parties, and supersede all oral negotiations and any prior and other writings with respect to the subject matter of this Agreement, and is intended by the parties as the final, complete and exclusive statement of the terms agreed to by them.

16.           Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island.

17.           Amendment.  This Agreement shall be binding upon the parties and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by the parties.

18.           Successors and Assigns.  This Agreement is and shall be binding upon and inure to the benefit of the heirs, executors, successors and assigns of each of the parties.

19.           Non-Admission.  This Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to Hale, and the Company specifically denies the commission of any wrongful acts against Hale.

20.           Non-Disparagement.  Hale agrees that he will not make any written or oral statement or take any action which he knows or reasonably should know constitutes an untrue,

disparaging, or negative comment concerning the Company.  The Company agrees that it will not make any written or oral statement or take any action which it knows or reasonably should know constitutes an untrue, disparaging, or negative comment concerning Hale.  If the Company’s Human Resources Department is contacted by prospective employers of Hale, the Company will provide only the starting and ending dates of Hale’s employment at the Company and the last position Hale held at the Company.  The Company also will advise any such prospective employers that it is the Company’s policy to release only such information.

21.           Reservation of Rights to Indemnification and Officer Liability Insurance for Actions Taken or Omitted While an Officer.  Hale’s right to indemnification to the fullest extent permitted by Rhode Island General Corporation Law and the Company’s Certificate of Incorporation and By-Laws for expenses (including attorney’s fees and disbursements), judgments, fines and amounts paid in settlement actually and reasonably incurred by Hale in connection with any proceeding arising by reason of acts taken or omissions to act occurring while Hale was an officer of the Company, shall continue unabridged after the Termination Date.

22.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties execute this Agreement as of the date indicated below.

Summer Infant (USA), Inc.

/s/ Jeff Hale		By:	/s/ Jason Macari
Jeff Hale		Name:	Jason Macari
		Title:	President and Chief Executive Officer

Date:	10/17/2011	Date:	October 17, 2011

Summer Infant, Inc

		By:	/s/ Jason Macari
		Name:	Jason Macari
		Title:	President and Chief Executive Officer

		Date:	October 17, 2011